Exhibit 10.10

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2007 (the “Effective Date”), by and between MODIGENETECH LTD., an Israeli corporation (the “Company”) and Dr. Fuad Fares (the “Consultant”) operating through his privately owned company _________________ Ltd. (“FCO”) through which the Consultant services to the Company will be rendered.

RECITALS

WHEREAS, the Company desires the expertise the Consultant can provide in connection with the business of the Company and in connection with certain scientific areas; and

WHEREAS, the Consultant has agreed to provide his services to the Company on the terms and conditions hereinafter set forth; and

WHEREAS, the parties also desire to terminate certain prior agreements;

NOW, THEREFORE, the parties hereby agree as follows:

AGREEMENTS

1. Engagement, Period of Engagement.

(a) The Company offers to engage the Consultant and the Consultant hereby accepts such engagement, to provide services to the Company as a consultant for the period established under this Section 1 (the “Period of Engagement”). The Period of Engagement commences on the Effective Date, and shall end on the date that is 24 months after the Effective Date. The Period of Engagement may be extended for subsequent 12-month periods upon the written agreement of the Consultant and the Company.

(b) Notwithstanding anything contained herein to the contrary, the Period of Engagement shall end upon any termination of this Agreement pursuant to Section 5.

2. Services. During the Period of Engagement, the Consultant shall provide the following services:

(a) Serving in the capacity as the Chief Scientific Officer of the Company and, together with the CEO of the Company, advise on all of the scientific affairs and operations of the Company, subject to the direction and control of the CEO of the Company;

(b) Invent, improve and design new technologies related with the Company’s business, as detailed in the work plan in Schedule A, which shall start upon approval of the Company’s Board of Directors; and

(c) make such presentations and reports to the Board of Directors of the Company (the “Board”) as and when the Board may request.

(d) All services listed in Section 2(b) - (d) will be provided by the Consultant on part time basis of two business days per week.

3. Compensation. In consideration for any services to be provided under Section 2, the Company shall pay to the Consultant a monthly consulting fee of Two Thousand U.S. Dollars ($3,000.00) plus V.A.T (if applicable); payable on the first of each month upon providing the Company with an invoice. In addition, the Company shall pay the consultant milestone payments in accordance with the successful completion of the milestones as determined by the Company, all as detailed in Schedule A. Payments will be in Israeli Shekels (IS) according to the official IS-US$ exchange rate as published by the Bank of Israel on the date of payment in (www.bankisrael.gov.il).

4. Expenses. If in connection with the performance of services hereunder at the request of the Company, the Consultant incurs reasonable out-of-pocket costs for expenses for travel abroad, meals and lodging or other reasonable expenses of a type for which other providers of professional services to the Company would be reimbursed by the Company, the Consultant shall be entitled to reimbursement therefor by the Company in accordance with the reasonable standards and procedures established by the Company and communicated to the Consultant.

5. Termination of Agreement. This Agreement and the Period of Engagement established hereunder shall terminate immediately upon the occurrence of any of the following events: (i) the Consultant’s death; (ii) the Consultant’s material breach of the Consultant’s obligations under Section 2 and subsequent failure to substantially cure such breach after notice of such breach; (iii) the Consultant’s voluntary termination of this Agreement for any reason, upon thirty (30) days written notice to the Company; or (iv) in the event of no material breach of the Consultant’s obligations under Section 2 and subsequent failure to cure the same, the Company’s voluntary termination of this Agreement for any reason, upon thirty (30) days written notice to the Consultant. In the event of a termination of this Agreement in accordance with clause (iv) of the previous sentence, the Company shall pay to the Consultant a lump sum equal $18,000. Following the termination of this Agreement, the Company shall have no further obligations hereunder, except as specified in the prior sentence. The provisions of Sections 6, 7, 16 and 17 shall survive the termination of this Agreement.

6. Nonsolicitation. In consideration of the compensation to be paid to the Consultant pursuant to Section 3, the Consultant hereby covenants and agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, the Consultant will not directly or indirectly (including, without limitation, any action by any corporation, partnership or other entity for which the Consultant acts as officer, employer, or consultant or in which the Consultant directly or indirectly holds a shareholder or other ownership position greater than five percent (5%)) offer employment to, hire, engage or assist another in offering employment to, hiring or engaging (without regard to whether it would be in competition with the Company’s business) a person who is or was an employee or who performed similar services of or for the Company at any time during the then preceding twelve (12) month period or undertake any business with or solicit the business of any person, firm or company who shall have been a customer of the Company during the then preceding twelve (12) month period, in any such case without the prior written consent of the Company.

7. Confidential Information. The Consultant shall maintain Confidential Information (as defined below) in strict confidence and secrecy and shall not at any time, directly or indirectly, use, publish, make lists of, communicate, divulge or disclose to any person or business entity or use for any purpose any Confidential Information or assist any third parties in doing so, except on behalf of and for the benefit of the Company. The Consultant agrees, upon demand by the Company, to promptly return all Confidential Information (including any copies, extracts thereof or materials reflecting any such information) which is in the Consultant’s possession.

For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, materials, records, data or trade secrets regarding the assets, condition, business, financial information, business affairs, business matters or other matters related to the Company and to its direct and indirect subsidiaries and affiliates which the Consultant has knowledge of as a result of the Consultant’s services for the Company. Confidential Information shall not include information that becomes generally available to the public other than as a result of disclosure by the Consultant. Nothing in this Agreement modifies or reduces the Consultant’s obligations to comply with applicable laws related to trade secrets, confidential information or unfair competition.

8. No Employment Relationship Created. The relationship between the Company and the Consultant shall be that of client and independent contractor. The Company shall not assume, and specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. The Consultant shall be treated as an independent contractor for all purposes of federal, state and local income taxes and payroll taxes and the Company shall report on the appropriate IRS Form 1099 all compensation paid to the Consultant. The Consultant shall be responsible for payment of all taxes, including federal, state and local taxes, arising out of the Consultant’s activities in accordance with this Agreement, including by way of illustration, but not limitation, federal and state personal income tax and social security tax, all as may be required by applicable law or regulation. The Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. The Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company. The Consultant shall not be eligible to participate in any employee benefit plans offered by the Company or any of its subsidiaries to their respective employees.

9. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Consultant, the Consultant’s legal representatives and testate or intestate distributees, and the Company, and its successors and assigns, including, in the case of the Company, any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred. The Consultant may not assign any of his rights under this Agreement without the prior written consent of the Company. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11. Modification. This Agreement may only be amended by a written agreement executed by both parties.

12. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid:

(a)	if to the Company, to:

ModigeneTech Ltd.
3 Sapir Street
Weizmann Science Park
Nes Ziona
Attention: CEO

with a copy to:

Gretchen Anne Trofa, Esq.
Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 W. Wacker Drive, Suite 2700
Chicago, Illinois 60606

(b)	if to Consultant, to:

_______________
_______________
_______________

or to such other person or place as either party shall furnish to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: (x) if delivered by hand, when delivered; (y) if mailed in the manner provided in this Section, five (5) business days after deposit with the United States Postal Service; or (z) if delivered by overnight express delivery service, on the next business day after deposit with such service.

13. Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and the Consultant hereby agrees that such scope may be judicially modified accordingly.

15. Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

16. Intellectual Property.

1. If Consultant creates, invents, designs, develops, contributes to or improves any works that relate to Employer’s business of developing therapeutic proteins, either alone or with third parties, at any time during Consultant’s employment by Employer and within the scope of such employment and/or with the use of any of Employer resources (“Employer Works”), Consultant shall promptly and fully disclose same to Employer and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) of the Employer Works to Employer to the extent ownership of any such rights does not vest originally in Employer.

2. Consultant agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Employer) of all Employer Works. The records will be available to and remain the sole property and intellectual property of Employer at all times.

3. Consultant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in the Employer Works. If Employer is unable for any other reason to secure Consultant’s signature on any document for this purpose, then Consultant hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

4. Consultant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or third party without the prior written permission of such third party. Consultant hereby indemnifies, holds harmless and agrees to defend Employer and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Consultant shall comply with all relevant policies and guidelines of Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Consultant acknowledges that Employer may amend any such policies and guidelines from time to time, and that Consultant remains at all times bound by their most current version.

5. The provisions of this Section 16 shall survive the termination of Consultant’s employment for any reason.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, all as of the day and year first above written.

MODIGENETECH LTD.

By:

Its:

________________________________, LTD.

By:

Its:

Dr. Fuad Fares

Schedule A

Work Plan for developing a new strategy for designing
Long acting proteins

1.
Objective - the objective of this work plan is to examine a new strategy of designing long acting proteins that have medical importance using a human peptide that contain the recognition sequence of O-linked oligosaccharides (OLP).

This peptide is rich in O-linked oligosaccharide chains and contain more than 12 chains. The CTP that we have used contain 4 O-linked oligosaccharides. Therefore, it is possible to use the peptide or part of it. Positive results will enable ModigeneTech to apply for new patents of the technology and of the new designed proteins.

2.	Scope of work

To prove this concept we will use human erythropoietin, because we have in vitro and in vivo biological systems. I addition, it will be possible to compare the results of the new peptide and that of the CTP using the same protein.

In this study 4 variants of EPO will be designed.

The program will include two phases:

Phase I - Fusing the new peptide to the N- or to the C- terminal of EPO

In this phase two versions of the intact authentic human erythropoietin molecule will be prepared.

Molecule	CTP type	Remarks
EPO - (OLP)	>12 x O-linked glycosylation sites	"Existing version" with 1 additional OLP containing multi chains of O-linked oligosaccharides in the C-terminal of EPO

(OLP) - EPO	>12 x O-linked glycosylation sites	Existing version" with 1 additional OLP containing multi chains of O-linked oligosaccharides in the N-terminal of EPO

Phase II - Fusing a part of the OLP peptide

In this phase two versions of the intact human erythropoietin molecule fused to a part of the OLP in the C- and N- terminals of the molecule.

Molecule	CTP Type	Remarks
EPO-(1/2 OLP)	~8 x O-linked glycosylated sites	Attaching a short peptide to the C-terminal

(1/2 OLP)-E PO	~8 x O-linked glycosylated sites	Attaching a short peptide to the N-terminal

(a) 3. General considerations and responsibilities

 This plan is based on sharing the responsibilities for the preparation of the required EPO-OLP versions between ModigeneTech and Dr. Fares laboratory:

3.1
Dr. Fares Lab - Upstream activities for preparing non-formulated crude concentrated EPO-OLP from the CHO cells growth medium including in-process control to determine concentration and activity of the secreted molecule. .Dr. Fares Lab in collaboration with ModigeneTech will also perform animal studies in animal models to measure the biological activity and biological half-life time of the EPO-OLP.

3.2	ModigeneTech will decide whether to developer outsource the purification processes for those candidate molecules which will demonstrate promising potential in the early studies.

3.2.	Subcontracting - ModigeneTech will use subcontractors for the experimental parts of the work which require animal studies.

3.3.	ModigeneTech will apply the results for a patent where Dr. Fuad Fares is the inventor.

4.	Basic plan of action

4.2.	EPO variants will be prepared using overlapping PCR technique

4.3.	Cloning and expression vectors of the 4 candidate molecules can be done in Dr. Fares Laboratory

4.4.	CHO cells will be used to express the various versions of EPO-OLP. Different CHO cell lines and vectors may be used for doing so.

4.5.	EPO-OLP molecules will be tested for in vitro and in vivo biological activity

5.	Material requirements

5.1	It is estimated that a quantity of micrograms of each EPO-OLP will be required to carry out the animal experiments.

5.2.	It is estimated that a quantity of ~500µg of each EPO-OLP will be required to carry out the animal experiments

5.3.	Level of purity of the EPO-CTP experimental material - crude sterile filtered aqueous solution (in buffer to be determined) following dialysis and concentration using tangential ultrafiltration.

5.4.	Target concentration: to be determined

6.	Schedule of time in months

Months
Step	Activity	3	6	9	12	15	18	21	24
I	Gene fusion, Cloning into expression vectors, sequencing of EPO-OLP variants.

II	Transfection into CHO cells and stable clone selection

Collection media, concentration and measuring the concentration of EPO variants by RIA

III	In vitro biological activity and receptor binding studies

IV	Animal studies in rodents -2 first candidate molecules

V	Animal studies in rodents- 2 second candidate molecules

7.	Budget

7.1	Oligonucleotides, PCR reagents, enzymes, DNA sequences	$10000
7.2.	Materials (medium, chemicals and disposables)	$35,000
7.3.	Animals + CRO costs	$35,000
7.4.	Technician (100%) for 24 months	$36,000

7.5.	Total budget:	$116,000

8.	Milestones & Payments

Step	Milestone	Payment
I	In vitro biological activity and receptor binding studies	$7,000
II	Receipt of report by the Company detailing the results of in vitro biological activity and receptor binding assays	$20,000
III	Receipt of report by the Company detailing the results of animal studies in rodents with first pair of candidate molecules	$37,500
IV	Receipt of report by the Company detailing the results of animal studies in rodents with second pair of candidate molecules	$37,500